EXHIBIT 4.14

ASHLAND GLOBAL HOLDINGS INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

____________________

SUPPLEMENTAL INDENTURE NO. 4

DATED AS OF AUGUST 1, 2022

to

INDENTURE

DATED AS OF FEBRUARY 26, 2013

____________________

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SUPPLEMENTAL INDENTURE NO. 4, dated as of August 1, 2022, among Ashland Global Holdings Inc., a Delaware corporation (“Parent”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), under the hereafter defined Indenture.

WHEREAS, Ashland LLC, a Kentucky limited liability company formerly known as Ashland Inc. and a wholly owned, indirect subsidiary of Parent (“LLC”), heretofore executed and delivered to the Trustee an Indenture dated as of February 26, 2013 (the “Base Indenture”), a supplemental indenture, dated as of February 26, 2013 (the “First Supplemental Indenture”), a supplemental indenture, dated as of March 14, 2013 (the “Second Supplemental Indenture”), and a supplemental indenture dated as of October 19, 2016 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series by LLC (the “Notes”); and

WHEREAS, on August 1, 2022, pursuant to Parent’s corporate restructuring plan, Parent, Ashland Chemco Inc. (“Chemco”) and LLC will effect a series of concurrent mergers (the “Mergers”) whereby LLC will be merged with and into Chemco (with Chemco being the surviving company) and, immediately thereafter, Chemco will be merged with and into Parent (with Parent being the surviving company); and

WHEREAS, Section 5.01(a)(ii) of the Base Indenture requires Parent, after the consummation of the Mergers, to agree to pay the principal of and any premium and interest on, the Notes, and perform and observe all covenants and conditions of the Indenture, in each case, by executing and delivering to the Trustee a supplemental indenture, and to assume all of LLC’s obligations as the Company under any applicable registration rights agreement; and

WHEREAS, Parent proposes in and by this Supplemental Indenture No. 4 (the “Supplemental Indenture”) to supplement and amend the Indenture in certain respects as it applies to the Notes issued thereunder; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by each of Chemco and Parent; and

WHEREAS, pursuant to Section 9.01(a)(ii) of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without notice to or consent of any holder of the Notes; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by Parent and the execution and delivery hereof has been in all respects duly authorized by Parent.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the holders of the Notes, as follows:

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ARTICLE ONE

REAFFIRMATION AND ACCESSION

SECTION 1.01. Assumption and Agreements.

(a) Parent hereby expressly assumes all of the obligations of LLC as the Company under the Indenture and the Notes, including payment of the principal of, and any premium and interest on, the Notes, and agrees to perform and observe all covenants and conditions of the Indenture on the part of the Company to be performed or observed and assume all of LLC’s obligations as the Company under any applicable registration rights agreement. Parent further agrees that as of the date of this Supplemental Indenture, Parent hereby succeeds to and is substituted for and may exercise every right and power of the “Company” under the Indenture with the same effect as if Parent had been named as the Company in the Indenture.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 2.03. Provisions of General Application. The provisions of Sections 10.09, 10.11 and 10.12 of the Base Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 2.04. Indemnity. The Company shall indemnify and hold harmless the Trustee and Agents and their respective directors, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part) incurred by or in connection with the execution of this Supplemental Indenture the performance of its duties hereunder, including the costs and expenses of enforcing this Supplemental Indenture against the Company (including this Section 2.04) and defending itself against or investigating any claim (whether asserted by the Company, any holder of the Notes or any other Person). The Trustee and Agents shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company shall pay the fees and expenses of such counsel;

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provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and such indemnified parties in connection with such defense; provided, further, that, unless the Company otherwise agrees in writing, the Company shall not be liable to pay fees and expenses of more than one counsel at any given time located within one particular jurisdiction. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

SECTION 2.05. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 2.06. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.

SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Parent, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Parent by corporate action or otherwise, (iii) the due execution hereof by Parent and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Very truly yours,

ASHLAND GLOBAL HOLDINGS INC.,
By:
/s/ William C. Whitaker
Name: William C. Whitaker
Title: Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
/s/ William Sicking
Name: William Sicking
Title: Vice President

[Signature Page to Supplemental Indenture No. 4]

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